Exhibit 5.2

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Telephone: +852 3761 3300

Facsimile: +852 3761 3301

www.kirkland.com

11 September 2023

To:	MoneyHero Limited (“PubCo” or “Addressee”)

Shenton Way

#18-15, EON Shenton

S079118, Singapore

SIGNED PDF BY EMAIL

Dear Sirs,

Project Gemini – Hong Kong Law Legal Opinion

We have acted as your legal adviser as regards matters of Hong Kong law in connection with (a) the supplemental deed (the “Class A Supplemental Deed”) in relation to the warrant instrument dated 14 October 2022 (the “Initial Class A Warrant Instrument”) relating to warrants to subscribe for Class A ordinary shares in CompareAsia Group Capital Limited, a Cayman Islands exempted company limited by shares (the “Company”), and (b) the supplemental deed (the “Class C Supplemental Deed”, together with the Class A Supplemental Deed, the “Supplemental Deeds”) in relation to the warrant instrument dated 14 October 2022 relating to warrants to subscribe for Class C ordinary shares in the Company, as amended by the supplemental deed dated 23 December 2022 (the “Initial Class C Warrant Instrument”), in each case, governed by Hong Kong law, dated 25 May 2023, by and among, PubCo, the Company and Bridgetown Holdings Limited, a Cayman Islands exempted company limited by shares (“Bridgetown”).

Unless otherwise defined in this letter (including the schedules to this letter), capitalised terms defined in the Supplemental Deeds have the same meaning when used in this letter.

At the Acquisition Effective Time, (a) each Company Class A Warrant issued and outstanding immediately prior to the Acquisition Effective Time will be assumed by PubCo and converted into a PubCo Class A Acquisition Warrant entitling the holder to purchase such number of newly issued PubCo Class A Ordinary Shares as determined in accordance with the Class A Supplemental Deed and the terms and conditions of such PubCo Class A Acquisition Warrant; (b) each Company Class C Warrant held by PCCW Media International Limited (if not otherwise automatically exercise pursuant to the Class C Supplemental Deed) that remains issued and outstanding immediately prior to the Acquisition Effective Time will be assumed by PubCo and converted into a PubCo Class C-1 Acquisition Warrant entitling the holder to purchase such number of newly issued PubCo Class A Ordinary Shares as determined in accordance with the Class C Supplemental Deed and the terms and conditions of such PubCo Class C-1 Acquisition Warrant, and (c) each Company Class C Warrant held by Enterprise Innovation Holdings Limited that remains issued and outstanding immediately prior to the Acquisition Effective Time will be assumed by PubCo and converted into a PubCo Class C-2 Acquisition Warrant entitling the holder to purchase such number of newly issued PubCo Class A Ordinary Shares as determined in accordance with the Class C Supplemental Deed and the terms and conditions of such PubCo Class C-2 Acquisition Warrant.

PARTNERS: Pierre-Luc Arsenault3 | Joseph R. Casey9 | Manas Chandrashekar5 | Lai Yi Chau | Michelle Cheh6 | Yik Chin Choi | Maurice Conway5 | Justin M. Dolling5 | David Patrick Eich1,4,5 | Yuan Yue Jennifer Feng5 | Liu Gan2 | Paul Guan3 | Brian Y.T. Ho | Karen K.Y. Ho | Ka Chun Hui | Damian C. Jacobs5 | Guang Li3 | Wei Yang Lim5 | Mengyu Lu3 | Neil E.M. McDonald | Kelly Naphtali | Amy Y.M. Ngan7 | Nicholas A. Norris5 | Paul S. Quinn | Louis A. Rabinowitz3 | Fergus A. Saurin5 | Jesse D. Sheley# | Yusang Shen | Peng Yu3 | Jacqueline B.N. Zheng3,5 | Yu Zheng3

REGISTERED FOREIGN LAWYERS: Gautam Agarwal5 | Ju Huang3 | Ding Jin3 | Ming Kong3 | Cori A. Lable2 | Nicholas Tianchia Liew5 | Min Lu3 | Bo Peng8 | Shinong Wang3 | Jodi K. Wu9 | David Zhang3 | Xiang Zhou3 | Ling Zhu3

ADMITTED IN: 1 State of Illinois (U.S.A.); 2 Commonwealth of Massachusetts (U.S.A.); 3 State of New York (U.S.A.); 4 State of Wisconsin (U.S.A.); 5 England and Wales; 6 Victoria (Australia); 7 New South Wales (Australia); 8 State of Georgia (U.S.A.); 9 State of California (U.S.A.); # non-resident

Austin   Bay Area   Beijing   Boston   Brussels   Chicago   Dallas   Houston   London   Los Angeles   Miami   Munich   New York   Paris   Salt Lake City   Shanghai   Washington, D.C.

MoneyHero Limited

11 September 2023

1	Scope and purpose

1.1

This letter is limited to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China in force at the date of this letter as currently applied and interpreted by the Hong Kong courts. You should read references to “Hong Kong law”, the “Laws of Hong Kong” and to the “laws of Hong Kong” accordingly.

1.2

This letter, each opinion expressed in it (each an “opinion statement”) and any non-contractual obligations arising out of or in connection with it (and/or any opinion statement) is governed by and construed in accordance with Hong Kong law and is subject to the exclusive jurisdiction of the Hong Kong courts.

1.3

We have not investigated the laws of any country or jurisdiction other than Hong Kong (a “foreign jurisdiction”). We assume that no law or regulation of a foreign jurisdiction (a “foreign law”) affects any of the opinion statements. We make no opinion statement in relation to any foreign law (including to the extent it may affect matters of Hong Kong law) or the application or interpretation of Hong Kong law or any foreign law by any court of a foreign jurisdiction (a “foreign court”). We make no opinion statement in relation to the enforceability of any judgement of a foreign court. In relation to any agreement governed by a foreign law referred to in this letter, to the extent relevant to any of our opinion statements, we assume that words and phrases in that agreement have the same meaning they would have if the agreement was governed by Hong Kong law.

1.4

This letter only applies to those facts and circumstances which exist at the date of this letter. You expressly agree and acknowledge that we do not have and do not assume any obligation to provide you with any opinion or advice, or to update this letter in any respect, after the date of this letter.

1.5

The opinion statements are based on the documents and records that we have examined (each as described in this letter) and are subject to the assumptions set out in Schedule 1 (Assumptions), the qualifications and reservations set out in Schedule 2 (Qualifications) and to any matters not disclosed to us. Each opinion statement is strictly limited to the matters stated below and does not extend, by implication or otherwise, to any other matters. Each provision in this letter which has the effect of limiting an opinion statement is independent of any other such provision and is not to be read or implied as restricted by it.

MoneyHero Limited

11 September 2023

2	Interpretations

2.1	In this letter:

(a)

“Company Class A Warrants” means 20,067,574 warrants to purchase Class A ordinary shares in the Company issued pursuant to the Initial Company Class A Warrant Instrument, as amended and restated by the Class A Supplemental Deed.

(b)

“Company Class C Warrants” means 27,179,790 warrants to purchase Class C ordinary shares in the Company issued pursuant to the Initial Company Class C Warrant Instrument, as amended and restated by the Class C Supplemental Deed.

(c)	“Hong Kong Law Document” means a Hong Kong Law Document described in paragraphs 3.1(a) to 3.1(d) (inclusive) below.

(d)

“PubCo Class A Acquisition Warrants” means the warrants to be issued by PubCo at the Acquisition Effective Time pursuant to the PubCo Class A Acquisition Warrant instrument in the form and substance attached to the Class A Supplemental Deed as Annex A.

(e)	“PubCo Class A Ordinary Shares” means the Class A ordinary shares of PubCo, par value US$0.0001 per share.

(f)

“PubCo Class C-1 Acquisition Warrants” means the warrants to be issued by PubCo at the Acquisition Effective Time pursuant to the PubCo Class C-1 Acquisition Warrant instrument in the form and substance attached to the Class C Supplemental Deed as Annex A.

(g)

“PubCo Class C-2 Acquisition Warrants” means the warrants to be issued by PubCo at the Acquisition Effective Time pursuant to the PubCo Class C-2 Acquisition Warrant instrument in the form and substance attached to the Class C Supplemental Deed as Annex B.

(h)	“Transaction Party” means PubCo, the Company or Bridgetown.

2.2

The headings in this letter do not affect its interpretation. In particular, headings are included in Schedule 1 (Assumptions) and Schedule 2 (Qualifications) for convenience only and should not be read or construed as limiting the applicability of the assumptions, qualifications or reservations set out in those schedules to a particular opinion statement unless expressly noted therein.

MoneyHero Limited

11 September 2023

3	Legal review

3.1	For the purposes of issuing this letter, we have reviewed a signed PDF copy of each of the following documents:

(a)	the Initial Class A Warrant Instrument;

(b)	the Class A Supplemental Deed;

(c)	the Initial Class C Warrant Instrument; and

(d)	the Class C Supplemental Deed.

3.2

We have not reviewed or examined any other document or record, or made any other enquiry, in connection with the giving of this letter. We have assumed that the documents described in this paragraph 3 are in full force and effect without any amendment (however described) and contain all the relevant information which is material for the purposes of the opinion statements and that there is no other document, agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the Transaction Parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this letter.

4	Opinion statements

4.1

Legal validity: In respect of PubCo, the obligations expressed to be assumed by it in each Hong Kong Law Document to which it is a party constitute the legal, valid and binding obligations of PubCo and are enforceable in accordance with their respective terms.

5	Hong Kong Law

5.1	On 1 July 1997, Hong Kong became the Hong Kong Special Administrative Region (the “HKSAR”) of the People’s Republic of China (the “PRC”).

5.2	On 4 April 1990, the National People’s Congress (the “NPC”) of the PRC adopted the Basic Law of the HKSAR (the “Basic Law”).

5.3

Under Article 8 of the Basic Law, the laws of Hong Kong in force at 30 June 1997 (that is, the common law, rules of equity, ordinances, subordinate legislation and customary law) shall be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of the HKSAR.

MoneyHero Limited

11 September 2023

5.4

Under Article 160 of the Basic Law, the laws of Hong Kong in force at 30 June 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedure prescribed by the Basic Law.

5.5

On 23 February 1997, the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided (as translated by us) that “the laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Cap. 88 of the Laws of Hong Kong) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong.

5.6

We have assumed in giving this opinion that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of the HKSAR which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases.

6	Consent

6.1

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.2 to the registration statement on Form F-4, which includes the proxy statement/prospectus, originally filed with the Commission on 11 September 2023, under the Securities Act of 1933, as amended (the “Act”) (as it may be amended or supplemented from time to time), relating to the business combination agreement (such registration statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), by and among Bridgetown, PubCo, Gemini Merger Sub 1 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo, Gemini Merger Sub 2 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of PubCo, and the Company. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

MoneyHero Limited

11 September 2023

7	Reliance

7.1	This letter is rendered solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

8	Disclaimer

8.1	We hereby disclaim all responsibility to any person other than the Addressee in relation to this letter, and the opinion statements made in this letter, or otherwise.

Yours faithfully,

/s/ Kirkland & Ellis

SCHEDULE 1

ASSUMPTIONS

Status

1

That no Transaction Party has taken any corporate or other action nor have any steps been taken or legal proceedings been started against it for its liquidation, provisional liquidation, winding-up, dissolution, reorganisation or bankruptcy or for the appointment of a liquidator, provisional liquidator, receiver, trustee or similar officer in respect of it or all or any part of its undertaking, property or assets and each Transaction Party is not unable to pay its debts (including at the time it enters into the Hong Kong Law Document to which it is a party and immediately thereafter as a result of entering into that Hong Kong Law Document), is not insolvent and has not been dissolved or declared bankrupt.

2

That nothing has occurred in relation to a Transaction Party which corresponds, or is equivalent or similar, to the matters described in paragraph 1 above in any jurisdiction in which it is incorporated or formed or in any jurisdiction to which it or any of its assets is subject.

3	That PubCo has not established a place of business in Hong Kong.

Capacity, power and authority

4	That each Transaction Party:

(a)	is duly incorporated or organised, validly existing and in good standing (where the concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)	has the capacity, power and authority to enter into, deliver and perform the terms of each Hong Kong Law Document to which it is a party;

(c)	has taken all necessary action to authorise its entry into, delivery and performance of each Hong Kong Law Document to which it is a party; and

(d)	has duly executed each Hong Kong Law Document to which it is a party.

5

That no Transaction Party had actual, constructive or implied notice of any prohibition or restriction on any other Transaction Party entering into (or authorising the entry into of) a Hong Kong Law Document or performing its obligations thereunder (nor did any such party deliberately refrain from making enquiries in circumstances where it had any suspicion of such matters).

6

That the execution, delivery, issue and performance of each Hong Kong Law Document to which PubCo is a party will not result in any event of default (however described) under, or a breach of, any instrument, agreement or obligation to which PubCo is a party or to which it is subject, as the case may be.

7	That no Transaction Party is entitled to claim the benefit of any statute or rule of law relating to immunity from enforcement of a court judgment or an arbitration award.

Delivery

8	That each Hong Kong Law Document has been delivered by each Transaction Party which is a party to it and the absence of any escrow arrangement, formal or otherwise.

Enforceability—PubCo

9

The obligations expressed to be assumed by PubCo in each Hong Kong Law Document to which it is a party constitute its legal, valid, binding and enforceable obligations under all applicable laws (excluding Hong Kong law).

Enforceability—The Company and Bridgetown

10

The obligations expressed to be assumed by the Company or Bridgetown in each Hong Kong Law Document to which it is a party constitute its legal, valid, binding and enforceable obligations under all applicable laws.

Documents

11

That all signatures, stamps, seals and markings on all documents submitted to us are genuine and were applied to a complete and final version of the relevant document, that those documents are authentic and complete and remain accurate and up-to-date at the date of this letter, that all signatures which purport to have been attested were made in the presence of the purported witness and that all factual statements contained in those documents (including any factual matter represented by a party to a document) are correct, complete and fair.

12

That each document submitted to us as a certified, electronic, photostatic or facsimile copy conforms to the original of that document and the same assumptions made in the previous paragraph are correct in respect of the original.

Other assumptions

13

The absence of bad faith, fraud, coercion, duress, misrepresentation, mistake of fact or law and undue influence on the part of any Transaction Party and its respective directors, employees, officers, agents and advisors, that no Transaction Party held a belief that a Hong Kong Law Document was fundamentally different in substance or in kind from what it actually was, that no Hong Kong Law Document has been entered into in connection with money laundering or any other unlawful activity, that there has been no breach of, or default under, any Hong Kong Law Document and that each Hong Kong Law Document has been entered into, and will be carried out, by each Transaction Party thereto in good faith, for bona fide commercial reasons, for the benefit of each of them respectively and on arm’s length commercial terms.

14

That no proceedings have been instituted or injunction granted against any Transaction Party to refrain it from enforcing any of its rights or from performing any of its obligations under a Hong Kong Law Document to which it is a party.

SCHEDULE 2

QUALIFICATIONS

General qualifications

1	No opinion statement is expressed as to matters of fact.

2

We are not making any opinion statement as to any taxation matters or consequences which will or may arise as a result of any transaction effected in connection with any Hong Kong Law Document or the rights or remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with applicable laws and regulations relating to taxation. For these purposes “taxation” and “taxes” shall be deemed to include stamp duties (or similar indirect taxes).

Enforceability

3

The term “enforceable” as used in this letter means that the obligations assumed by the relevant entity are of a type which may be enforced by the Hong Kong courts. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms or that any particular remedy will be available and you should note the other qualifications and reservations in this letter.

4

Enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, reconstruction, receivership, moratorium and other laws of general application relating to or affecting the rights of creditors (including secured creditors) generally.

5

Claims may become time barred (including under the Limitation Ordinance (Cap. 347 of the Laws of Hong Kong)) or limited by prescription or may be or become subject to a defence of set-off or counterclaim.

6	A Hong Kong court may decline to enforce a restrictive covenant or a provision which is anti-competitive.

7	Enforcement in Hong Kong is subject to Hong Kong rules of civil procedure and to Hong Kong public policy principles.

8

Enforcement may be limited by general principles of equity; the equitable remedies of specific performance and injunctive relief are at the discretion of the court and may not be awarded, among other reasons, where a court is of the view that damages are an adequate remedy, notwithstanding any agreement of the parties to the contrary.

9	Enforcement is subject to the doctrine of estoppel in relation to representations, acts or omissions. This may preclude, limit or affect a party’s ability to enforce obligations.

10	Enforcement of an agreement may be limited if it is found to have been frustrated by events happening after it is entered into.

11	An agreement may not be valid or enforceable on account of illegality, misrepresentation or fraud.

12	A provision in an agreement which purports to impose on the parties an obligation to enter into discussions, negotiations or to agree matters in the future may not be binding or enforceable.

13

The effectiveness of a provision in an agreement excusing or exculpating a party from a liability or duty otherwise owed or excluding or restricting liability for fraud, negligence or breach of duty is limited by Hong Kong law.

14

A course of dealing among the parties to an agreement or an oral amendment, variation, waiver or consent may result in a Hong Kong court finding that the terms of an agreement have been amended, supplemented, varied or waived, or a consent granted under that agreement, even if such course of dealing, oral amendment, supplement, variation, waiver or consent is not reflected in writing among the parties notwithstanding any provision of the agreement which purports to provide to the contrary.

15	Failure to exercise a right may operate as a waiver of that right or affirmation of an agreement notwithstanding any provision of an agreement which purports to provide to the contrary.

16

A Hong Kong court may not give effect to a provision of an agreement which provides that in the event of any invalidity, illegality or unenforceability of a provision of an agreement (or that provision being void or not binding on a party) the remaining provisions shall not be affected or impaired.

17

Where a party to an agreement is vested with discretion, may determine a matter in its opinion or may exercise a power, Hong Kong law may require that the discretion is exercised, the determination is made and/or the power is exercised honestly, in good faith, not capriciously, upon reasonable grounds and properly for the purpose for which it was conferred.

18	A Hong Kong court may not treat as conclusive or final certain calculations, determinations or certificates which an agreement states are to be so treated.

19

A Hong Kong court has the power to give judgments for a monetary amount in a currency other than Hong Kong dollars if, subject to the terms of the agreement, it is the currency which most validly expresses the plaintiff’s loss but may decline to do so in its discretion.

20

A Hong Kong court might not enforce the benefit of a currency conversion or indemnity clause and may require that all claims or debts are converted into Hong Kong dollars at an exchange rate (and as at a time) determined by the court.

21

A Hong Kong court may refuse to give effect to a provision of an agreement for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or where the court has itself made an order for costs.

22

A provision of an agreement requiring a party to pay amounts (including, without limitation, default interest) where there is an event of default (however described) or otherwise in circumstances of breach or default may be held to be unenforceable on the grounds that payment of the relevant amount constitutes an unlawful penalty.

23	A judgment debt may carry interest at a rate fixed by the court notwithstanding any contractual stipulation to the contrary.

24

An undertaking or indemnity to the extent that it relates to the payment for Hong Kong stamp duties, legal costs, litigation costs (including payment for or reimbursement for the costs of any unsuccessful litigation) or statutory penalties or which applies in respect of acts which constitute criminal, administrative or statutory offences may not be enforceable.

25	Any provision which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any person may be ineffective.

26

If a party to an agreement is resident in, incorporated in or constituted under the laws of a country which is the subject of sanctions implemented or effective in Hong Kong or that party is controlled by, or otherwise connected with, a person subject to those sanctions (or the party or that other person is otherwise the target of any of those sanctions), then the obligations of that party may be unenforceable or void.

27	A clause which provides for the deemed receipt of notices may be ineffective if a party has actual evidence of non-delivery.

28	A provision which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

29	We express no opinion as to the accuracy of any representation or warranty made in a Hong Kong Law Document.

30	We express no opinion on the irrevocability, enforceability or validity of any power of attorney (or similar power) granted, or purported to be granted.

31	We express no opinion on any provision which purports to declare or impose a trust in respect of any payments or assets.

32	We express no opinion with respect to any matters which require the performance of a mathematical calculation or the making of a financial, accounting or similar determination.

33

A provision which seeks to prevent or restrict any application for the appointment of a liquidator, provisional liquidator, receiver or other insolvency officer in respect of a company or its property or assets may be held to impede the working of that company and the insolvency legislation and is thus capable of being found unenforceable on public policy grounds.

34	A waiver of any defences to any proceedings may not be enforceable.

35	The effectiveness of contractual subordination is not definitively established as a matter of Hong Kong law.

36	Provisions which provide for turnover, redistribution, sharing or equalisation may not be enforceable.

37	A provision of an agreement imposing a confidentiality obligation may be overridden by a requirement of legal process.

38	Where a judgment has been given by a Hong Kong court in relation to an agreement (or any part of it), that judgment may subsume some or all of the obligations under that agreement.

39

Enforcement may be refused or limited if a foreign judgment is incompatible with a Hong Kong judgment between the same parties relating to the same issues or, in some circumstances, with an earlier foreign judgment which satisfies the same criteria and is enforceable in Hong Kong.

40

A judgment obtained in the courts of a foreign jurisdiction in respect of a Hong Kong Law Document may not be automatically enforced by the Hong Kong courts. Hong Kong courts will not enforce a foreign judgment which provides for the payment of multiple or penalty damages or which is otherwise regarded as being contrary to public policy in Hong Kong.

41

A person who is not a party to a contract governed by Hong Kong law may not be able to rely on or enjoy the benefit of provision of that contract which is expressed to be for its benefit if and to the extent that the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) has been disapplied.

Choice of law, jurisdiction and applicable law

42

While a Hong Kong court should give effect to the express choice of Hong Kong law to govern the Hong Kong Law Documents it may not do so in certain circumstances, including where the choice was made for the purpose of avoiding the mandatory law of another jurisdiction or where there are public policy reasons for not doing so. It is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort and so we express no opinion on the binding effect of the choice of governing law provisions contained in a Hong Kong Law Document in so far as they relate to non-contractual obligations.

43

Where any obligation under an agreement is to be performed in a foreign jurisdiction, it may not be enforceable in Hong Kong to the extent that such performance would be illegal, unenforceable or contrary to exchange control regulations or public policy under the laws of the foreign jurisdiction.

44

The law which governs a contract and any non-contractual obligations arising out of, or in connection with, it is not determinative of all issues which arise in connection with that contract. For example, (a) it may not be relevant to the determination of proprietary issues (such as those relating to effectiveness of security against third parties), (b) rules which are mandatory (which includes public policy rules) in a jurisdiction which is connected with the contract or in the jurisdiction where the issue is decided may be applied regardless of the provisions of the agreement and (c) in insolvency proceedings, the law governing those proceedings may override the law governing the agreement.

45

No opinion is expressed as to whether any difference exists between the laws upon which our opinion statements are based and any other law which may actually be applied to resolve issues which may arise under the Hong Kong Law Documents.

46

There are circumstances in which the Hong Kong courts may, or must, decline jurisdiction or stay proceedings. Additionally, it may not be possible to commence proceedings because of an inability to comply with service of process requirements. These problems are less likely to occur where one or more of the parties is domiciled in Hong Kong.

47

The Hong Kong courts have discretion to accept jurisdiction in an appropriate case even though there is an agreement among the parties that a foreign court has (exclusive or non-exclusive) jurisdiction.

48

The jurisdiction of the Hong Kong courts in relation to insolvency matters is not dependent on the submission of the parties to the jurisdiction of the Hong Kong courts. The precise scope of that jurisdiction depends on the nature of the insolvency procedure in question.

49

Notwithstanding any other paragraph in this letter, we express no opinion as to whether the Hong Kong courts will recognise the unilateral option to litigate that a party may have pursuant to a Hong Kong Law Document.